                                                                     EXHIBIT 4.3

                     AMENDMENT NO. 2 TO THE UTI ENERGY CORP.
               AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
               ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 27, 2000

         RESOLVED, that an amendment to the UTI Energy Corp. Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), to increase the number of shares authorized for issuance under the 1997 Plan by 400,000 is hereby authorized, ratified and approved.